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                                                                   EXHIBIT 10.30

                                   HILLHAVEN
                      INDIVIDUAL RETIREMENT ANNUITY PLAN



     1.   Purpose: To assist the Hillhaven Corporation ("the Company") in
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retaining employees and to promote employee interest in saving for retirement years.

     2.   Eligibility: All full time Category I employees of the Company or its
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subsidiaries ("Employees") are eligible to participate in The Hillhaven
Individual Retirement Annuity Plan (the "Plan"). Employees may elect to enroll in the Plan at any time during their full time employment with the Company or one of its subsidiaries. For purposes of this Plan, "Category I" employees are all full-time employees of The Hillhaven Corporation who are assigned to the Corporate Office in Tacoma, Washington, working a minimum of 30 hours per week; regional office staff; and at the facility level, administrators, assistant administrators, directors of nursing, and administrators in training.

     3.   The Plan: Participating Employees may elect to contribute a minimum of
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$300 to a maximum of $2,000 into their respective Plan accounts each calendar year. The maximum contribution is established by Federal law as the maximum amount that may be contributed annually as an Individual Retirement Account
(IRA) contribution. Interest is accrued on Employees' accounts on a tax-deferred basis; interest is credited to accounts monthly. Participating Employees' contributions are conveyed to a financial institution selected by the Company; the institution maintains an account for each participating Employee.

     4.   Company Contributions: The Company will contribute to participating
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Employee Plan accounts according to the participating Employee's tenure with the
Company as described below. Company contributions will be prorated based on the participating Employee's hire date anniversary.

     o After completion of two years' service, the Company will contribute 33% of Employee contribution to a minimum of $55.56 per month or $666.67 annually.

     o After completion of five years' service, the Company will contribute 50% of Employee contribution to a maximum of $83.33 per month or $1,000 each year.

     o After completion of ten years' service, the Company will contribute 100% of Employee contribution to a maximum of $2,000 each year.

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     5.   Service With Prior Employer: Employees who became Hillhaven Employees
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as a result of an acquisition of their prior employer by the Company may enroll in the Plan immediately. Prior service credit will be honored for contributions when the Employee has been a Hillhaven Employee for one year.

     6.   Alternate IRA Accounts: Employees may elect to participate in a
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qualified IRA other than provided by this Plan. To qualify for matching contributions from the Company as described in paragraph 4, the Participating Employee must submit written proof of deposit to a qualified IRA to the Corporate Employee Relations department by December 1 each year. The appropriate Company contribution will be paid to the participating Employee in a lump sum before the end of the calendar year.

     7.   Amendment and Termination: This Plan may be amended or terminated at
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any time at the sole discretion of the Compensation Committee of the Board of
Directors.




September 1, 1989

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